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                                  PRESS RELEASE
                                  -------------


CONTACT:  Robert S. Koebele
          Vice President, Finance
          SBARRO, INC.
          (516) 864-0203

                                    SUMMARY:  Board of Directors of Sbarro, Inc.
                                              defers consideration of second
                                              quarterly cash dividend pending
                                              consideration of proposed
                                              acquisition of public shares


FOR IMMEDIATE RELEASE
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Commack, L.I., New York .......................................     May 28, 1998


           Sbarro, Inc. (listed New York Stock Exchange "SBA") announced that, at a meeting held today, its Board of Directors had deferred consideration of the Company's second quarter cash dividend pending consideration of a transaction that has been proposed by the Sbarro Family to take the Company private. The Board of Directors had previously deferred consideration of the first quarter cash dividend as the proposal is conditioned upon, among other things, the suspension of dividends by the Company.

           According to Company Chairman, Mario Sbarro, all parties continue to work diligently on the proposed transaction, which, by its nature, has required considerable time to resolve. As is typical in matters of this type, there can be no assurance that the proposed transaction will be successfully concluded. As definitive information becomes available, it will be communicated to the public.

           Sbarro develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name. At April 19, 1998 there were 871 Sbarro restaurants in operation, 628 of which were Company-owned and 243 of which were franchised.